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                                                                    Exhibit 10.4

                                OPTION AGREEMENT

         THIS OPTION AGREEMENT ("Option Agreement") is entered into as of May 15, 2002, by Oregon Trail Ethanol Coalition, L.L.C., a Nebraska limited liability company ("Purchaser") and Don R. Holtzen and Beverly K. Holtzen, R.R. 1, Box 108, Davenport, NE 68335 ("Owner")

         1. GRANT OF OPTION. Owner owns an undivided one-quarter interest in approximately 60 acres of real property located in Thayer County, Nebraska, which real property is described in Exhibit A, attached hereto and incorporated herein (the "Owner's Parcel"). In consideration of the payment of the Option Fee (as defined below) to Owner by Purchaser, Owner hereby grants to Purchaser the sole, exclusive and irrevocable right and option (the "Option") to purchase Owner's Parcel, together with all improvements and appurtenances thereto. Owner's Parcel to be purchased by Purchaser is herein referred to as the "Premises."

         2. TERM AND EXERCISE OF OPTION. The Option may be exercised by Purchaser at any time on or before 5:00 P.M. on June 30, 2003. Purchaser shall exercise the Option by giving written notice to Owner at the following address by hand delivery, or by registered or certified mail, return receipt requested, deposited in the United States mail or by air express delivery at any time during the term of the Option:

            Don R. and Beverly K. Holtzen
            R.R. 1, Box 108
            Davenport, NE 68335

Owner acknowledges that Purchaser intends to use the Premises to construct and operate a 40 million gallon per year ethanol plant.

         3. OPTION FEE. On the date hereof, Purchaser agrees to deliver to Owner the sum of One Thousand ($1,000.00) (the "Option Fee"). In the event that Purchaser exercises the Option, the Option Fee shall not be applied to the purchase price of the Premises. If Purchaser does not exercise the Option, Owner shall retain the Option Fee.

         4. PURCHASE PRICE. The total purchase price for Owner's one-quarter portion of the Premises shall be One Hundred Eighty Thousand Dollars ($180,000). Purchaser shall pay the purchase price to Owner pursuant to the terms of a Real Estate Purchase Agreement to be entered into between the parties following Purchaser's exercise of the Option (the "Purchase Agreement").

         5. POSSESSION. Owner will cause fee simple title to each parcel of the Premises purchased to be conveyed to Purchaser, or to Purchaser's nominee or assign, at closing, by General Warranty Deed in customary form properly executed, free and clear of all liens and encumbrances but subject to easements, restrictions and covenants of record reasonably acceptable to Purchaser in its sole discretion. Possession shall be delivered to Purchaser at the date of closing, subject to the terms of any lease agreement between Purchaser and Owner. Until closing, all risk of loss to the Premises to be purchased shall be with Owner.

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         6. PURCHASE AGREEMENT. The purchase price, contingencies and other terms of acquiring the Premises, should Purchaser exercise the Option, shall be contained in the Purchase Agreement containing the following terms:

            a. Conveyance. The Premises shall be conveyed to Purchaser, or its nominee, by general warranty deed, free and clear of all liens and encumbrances whatsoever, except for real estate taxes and general and special assessments not then due and payable and such easements, reservations, limitations and restrictions as Purchaser shall approve.

            b. Closing. The transaction shall close on a date (the "Closing Date") set by Purchaser, which date shall be not more than sixty (60) days following the date Purchaser exercises the Option. The closing shall be held and deed shall be delivered at the offices of Purchaser in Thayer County, or such other place as the parties may hereafter agree upon.

            c. Physical Plant Location. The Purchase Agreement shall provide that the core physical ethanol plant ("Core Plant") to be located on the Premises shall be located on the east one-half of the Premises, and in the event that the Core Plant is initially built after closing under the Purchase Agreement such that any portion of its external structural walls intrude beyond the east one-half of the Premises when completed, without the prior written consent of Owner, then Purchaser shall pay to Owner upon completion of the Core Plant as liquidated damages hereunder an additional cash payment of One Hundred Thousand Dollars ($100,000), which shall comprise Owner's sole remedy. The east one-half of the Premises shall be determined by a line running from the half-way point on the northern boundary of the Premises to the half-way point on the southern boundary of the Premises. This restriction and payment of liquidated damages shall apply solely to the initial construction of the ethanol plant, and shall not apply to other functional aspects of the ethanol plant, including without limitation, the building of one or more rail spurs servicing the ethanol plant, the construction and placement of utilities, roads and parking lots to service the ethanol plant, and the administrative building for the ethanol plant; provided, however, that the main access road to the ethanol plant from Highway 4 shall not be located on the west one half of the Premises on Highway
4. This restriction shall not apply to future additions, improvements or other operations constructed on the Premises after the completion of the initial ethanol plant.

            d. Other Conditions. The parties shall agree to such other terms and conditions as are necessary and appropriate to close the transaction contemplated by this Option. In the event of a disagreement over such terms, those terms and conditions as are customary in similar real estate purchase agreements in Thayer County, Nebraska shall control to the extent not inconsistent with the terms and conditions contained herein.

         7. CASH SETTLEMENT. In the event of the exercise of the Option granted hereunder, and upon payment of the purchase price for the Premises under Section 4 above, Purchaser shall pay to Owner Five Thousand Dollars ($5,000) in cash in consideration of the diminution in value of Owner's current residence located contiguous to the Premises, and the release set forth in Section 8 below (the "Release Payment"). The Release Payment shall be paid to Owner concurrent with payment of purchase price for Premises pursuant to Paragraph 4 above. Owner expressly acknowledges that except for the Release Payment, Purchaser shall have no further obligation to Owner relating to this Agreement; provided that this shall not release Purchaser from its obligation to comply with applicable local, state and federal laws and regulations in its use of the Premises. In the event Purchaser fails to exercise the Option, this

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Option Agreement terminates, Owner defaults under this Option Agreement or the
Purchase Agreement, the parties never close the property purchase transaction, Purchaser shall have no obligation to pay Owner the Release Payment.

         8. RELEASE. In consideration for the Release Payment, Owner fully and forever releases and discharges Purchaser, and its subsidiaries, successors, assigns, agents and employees from any and all claims, demands, causes of action, duties, obligations or liabilities whatsoever, whether known or unknown, in law or equity, which Owner ever had, now has or hereafter can, shall or may, have against Purchaser arising out of or in any way connected with this Option Agreement, the diminution in value in Owner's residence, Purchaser's purchase of the Premises, or Purchaser's construction and operation of the proposed ethanol plant, whether presently asserted or unasserted, known or unknown, including nuisance claims, or claims relating to the noise or odor of Purchaser's plant operations; provided, however, that this release shall not apply to Purchaser's use of the Premises which are in violation of any applicable local, state or federal law or regulation, any loss from fire or chemicals which may occur to Owner or his property resulting from Purchaser's use of the Premises, or any motor vehicle accident involving Purchaser, its employees, agents or business invitees. The parties mutually agree that they intend this release to permanently release the covered claims set forth above which Owner has or may have against Purchaser.

         9.  RENTAL OPTION.

         a. In the event Purchaser exercises the Option granted hereunder, Purchaser agrees to rent to Owner for an initial term of six (6) years, and on an biennial (two-year) basis thereafter, such portion of the Premises, if any, which Purchaser determines in its sole discretion that it does not need, or intend to use, in connection with the construction and operation of the proposed ethanol plant for $75/per acre for irrigated farming, and $50/per acre for dry land farming; provided, however, Purchaser's obligation to rent such property to Owner shall be subject to the terms and conditions of a written lease agreement acceptable to Purchaser in its sole discretion. Purchaser may include in the written lease agreement the option to apply from time to time a portion of Purchaser's blowdown water, provided that such water does not contain chemicals that will harm the crops. Blowdown water shall be applied to land subject to irrigation land rental as designated in the lease agreement on or before April 1 of each year. Purchaser shall provide Owner notice no later than April 1 of each year commencing April 1, 2003, as to that portion of the Premises, if any, which Purchaser determines to be available for Owner to farm in 2003 and, in the event Purchaser exercises the Option hereunder Purchaser shall provide Owner notice no later than September 1, 2007, as to whether Purchaser intends to renew Owner's biennial lease agreement.

         b. Purchaser understands and agrees that Owner intends to farm all of the Premises in the year 2002 and in the event Purchaser takes any action with respect to the Premises which causes a loss in crop production to the 2002 crop, Purchase shall reimburse Owner $350 per acre for Owner's loss of crops incurred. In the event Purchaser exercises the Option hereunder, Purchaser shall provide Owner notice no later than April 1 of each year as to that portion of the Premises, if any, which Purchaser determines to be available for Owner to farm in that calendar year. In the event Owner thereafter is farming such portion of the Premises, and Purchaser determines during such year that it needs all or any portion of such land being farmed by Owner, then Purchaser may take such action as it deems appropriate, desirable or necessary for its business operations, but shall reimburse Owner $350 per acre for the loss of crops by Owner for that year.

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         10. TITLE COMMITMENT. At any time during the term of this Option,
Purchaser may, upon prior written notice to Owner, and at Purchaser's initial expense, request Owner to furnish Purchaser a currently certified written title insurance commitment (the "Title Commitment"), issued by a title insurance company acceptable to Purchaser. Such Title Commitment shall be provided within 20 days of Purchaser's request, and shall show in Owner a good and marketable title in fee simple to the Premises subject only to defects, if any, which are acceptable to Purchaser in Purchaser's sole judgment. Such Title Commitment shall also provide that all standard exceptions to coverage will be deleted from the final title policy, as agreed to between Owner and Purchaser. Within fifteen
(15) days after receipt of the Title Commitment, Purchaser shall notify Owner whether such Title Commitment discloses, in the opinion of Purchaser's attorney, defects in title that are not acceptable to Purchaser. Owner shall have 30 days to cure such title defects. If such defects are not corrected within 30 days, Purchaser shall have the option of terminating this Option Agreement and the parties will be relieved of further obligation hereunder, or Purchaser may extend the cure period for a reasonable period to allow Owner to correct any such defects. In the event of any title defects which are not corrected by Owner as provided above, or in the event the Title Commitment or survey of the Premises is not satisfactory to Purchaser for any reason, including without limitation, matters relating to the Highway 4 right-of-way set forth below, Purchaser's sole remedy shall be the termination or non-exercise of this Option, and Owner shall not have any further liability to Purchaser. An owner's title insurance policy, in the amount of the purchase price for the Premises purchased, shall be paid for initially by Purchaser, and shall be issued to Purchaser in conformity with such title insurance commitment upon delivery of the deed and as a condition of Purchaser's obligation to close this purchase and sale. Owner shall cause to be delivered to Purchaser at or prior to closing and as a condition thereof, a "marked-up" copy of the Title Commitment dated as of the Closing Date, deleting therefrom standard exceptions to coverage, as agreed to between Owner and Purchaser, and showing compliance with all requirements for issuance of the title insurance policy. Upon Closing, Owner shall reimburse Purchaser for one-half of the amount of the Title Commitment, provided that Owner's payment obligation for the Title Commitment shall be based on a Title Commitment cost for the purchase price of Premises. Owner has disclosed to Purchaser that Highway 4 originally ran on the north side of the Premises rather than on its current location on the south side of the Premises. Purchaser shall have the right to take such steps are necessary to determine the impact, if any, of the Highway 4 right-of-way or easements on the Premises prior to the exercise of the Option; provided, that if Purchaser exercises the Option, Owner shall have no liability with respect to any matter arising out of the Highway 4 former or current location and its impact on the Premises.

         11. LAND SURVEY. At any time during the term of this Option, Purchaser may have prepared, at Purchaser's cost, a survey of the Premises by a registered land surveyor (the "Survey"). The Survey shall be used to compute the legal description of the real property to be purchased pursuant to this Option. In the event such Survey discloses any defects in Owner's title, Purchaser shall so notify Owner and Owner shall endeavor to cure the same within 30 days after such notice, or such other period agreed to by Purchaser and prior to closing. If such defects are not cured by the Closing Date, Purchaser shall have the same remedies as are allowed in Section 10 above for title defects disclosed in the Title Commitment.

         12. OWNER COMMITMENTS. Owner agrees that from the date hereof until the expiration of this Option, it will not lease or rent the Premises or any part thereof to any person or entity, other than Purchaser, or grant any person or entity any rights to use or occupy the Premises. Owner shall not grant any easement on the Premises and nor will Owner mortgage or

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encumber the Premises without Purchaser's prior written consent. During the term of this Option, Owner agrees to support, assist and cooperate with Purchaser with respect to Purchaser's objective of constructing an ethanol plant at the Premises, including obtaining any necessary regulatory approvals, obtaining necessary zoning, and to take such actions as are reasonably necessary or desirable in furtherance of the intents and purposes of this Option Agreement upon request of Purchaser from time to time; provided, that all costs related to such actions shall be borne by Purchaser.

         13. TAXES AND ASSESSMENTS. Owner shall pay all special assessments for any public improvements constructed or under construction at the Closing Date, regardless of whether or not levied and regardless of whether or not then due, and all real estate taxes, general and special, for prior years. General real estate taxes which became due in the year in which the closing hereunder shall occur (and which become delinquent in the year following closing), shall be prorated between the parties as of the date of possession. If the amount of such real estate taxes cannot be determined at the time of closing, such taxes will be determined using the most current available assessment and tax levy rate for the Premises. Owner shall pay all taxes for all years prior to the year in which Closing occurs. Owner shall also pay any "greenbelt" or special agricultural assessment tax recapture assessed against the Premises resulting from any change in use by Owner prior to closing. Owner shall pay all documentary revenue tax on any conveyance.

         14. ENTRY FOR INSPECTION.

         a. During the term of the Option, Owner shall provide Purchaser and Purchaser's agents or representatives with complete access to the Owner's Parcel for the purpose of conducting such inspections, engineering studies, surveys, appraisals, test borings or any other activities reasonably required by Purchaser in order to determine the suitability of the Owner's Parcel for Purchaser's purposes (collectively, the "Inspections"). The right to conduct Inspections shall include the right to enter upon any portion of the Owner's Parcel to take measurements, make inspections, make boundary and topographical survey maps, and to conduct geotechnical, environmental, groundwater, wetland and other studies required by Purchaser, in its sole discretion, and to determine the adequacy of utilities servicing the Owner's Parcel, zoning ordinances and compliance with laws. No such Inspections shall constitute a waiver or relinquishment on the part of Purchaser of its rights under any covenant, condition, representation or warranty of Owner under this Option Agreement.

         b. Upon execution of this Option Agreement, Owner shall deliver to Purchaser, at no cost to Purchaser, such of the following as are in the possession of or available to Owner: existing soil and groundwater tests, surveys, contracts, leases, title policies, environmental reports, underground storage tank test results, waste disposal records, permit records, traffic studies, other engineering tests and studies pertaining to the Owner's Parcel, all existing site plans, drawings, architectural drawings or other plans related to the development or proposed development of the Owner's Parcel. Owner shall cooperate with Purchaser during the Inspections and hereby agrees to use best efforts to attend all meetings in Thayer County, Nebraska to which Owner is invited by Purchaser relating to Purchaser's intended use of the Premises, and site plan approval. Purchaser shall not be obligated to undertake any soil borings or other invasive testing to determine the existence of hazardous materials on the Owner's Parcel, it being the intention of the parties that if noninvasive environmental inspections and testing indicate that the Owner's Parcel may contain hazardous substances, Purchaser shall have the option to terminate this Option Agreement, or, at Purchaser's sole election, to undertake further soil borings or invasive testing. If in Purchaser's judgment, such borings, surveys, studies, inspections or other tests indicate or

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determine that the Owner's Parcel contains any hazardous materials or substances or the condition of the Owner's Parcel or utility systems is not acceptable to Purchaser for any reason, then Purchaser may terminate this Option Agreement as its sole remedy, and Owner shall not have any further liability to Purchaser.

         c. In the event Purchaser conducts soil and groundwater tests, surveys, title searches, environmental reports, underground storage tank tests, or other engineering tests and studies with respect to the Premises prior to the exercise of the Option, a copy of such test results and reports shall be provided to Owner at no additional cost; provided that this obligation of Purchaser shall terminate upon exercise of the Option. In the event Purchase conducts tests on the Premises and does not exercise the Option, the Purchaser shall return the condition of the Premises back to the same condition as found prior to such tests, within 90 days after the expiration of this Option Agreement.

         d. Purchaser agrees that it purchase of the Premises with respect to the physical condition of the Premises is "AS IS" and is based on Purchaser's Inspections and not upon any representation or warranty of Owner or Owner's agents or employees as to the physical condition of the Premises or as to the fitness of the Premises for Purchaser's intends use of the Premises for the location of an ethanol plant. Purchaser agrees that in the event of the exercise of the Option provided for herein, Owner shall not be held responsible for environmental problems and cleanup caused by the operation of the proposed ethanol plant after the purchase of the Premises by Purchaser.

         15. FAILURE OR REFUSAL TO CONVEY. Subject to the provisions regarding Purchaser's remedies set forth in Section 10 and 14 above, in the event, through no fault of Purchaser, Owner fails, refuses or is unable to convey to Purchaser the Premises as required herein, or otherwise defaults hereunder, after Purchaser exercises this Option to Purchase, Purchaser may terminate this Option to Purchase and recover all damages that Purchaser shall have suffered as a result of Owner's default. Purchaser may also elect not to terminate this Option to Purchase, in which event Purchaser shall be entitled to seek specific performance of Owner's obligations hereunder.

         16. EMINENT DOMAIN. In the event, either before or after exercise of the Option, but prior to closing, any portion of the Premises is taken by eminent domain, or by a deed in lieu thereof, this Option shall terminate as to the portion of the Premises so taken. In such event, and if such portion of the Premises adversely impacts Purchaser's ability to construct and operate an ethanol plant on the Premises, Purchaser may terminate this Option Agreement by notice to Owner, and the parties will be relieved of further obligation hereunder. If Purchaser does not terminate this Option Agreement, all amounts received by Owner as a result of such taking or deed in lieu thereof, shall be credited against the purchase price set forth in Section 4 above.

         17. SHORT FORM NOTICE. A short form notice of this Option to Purchase for recording in the public records shall be executed by the parties at the election of Purchaser and may be recorded at Purchaser's expense.

         18. NOTICE. All notices provided for herein shall be personally delivered, by United States certified mail, return receipt requested or sent by a nationally recognized overnight package carrier delivered to Purchaser at PO Box 267, Davenport, Nebraska, 68335 is mailed

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otherwise 426 Lincoln Avenue, Hebron, Nebraska 68370, Attn: Mark Jagels,
Chairman , and to Owner at the address specified in Section 2 above. Either party shall have the right to designate a new address for the receipt of such notices by written notice given as aforesaid.

         19. ASSIGNMENT. Neither party may assign this Option Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld.

         20. MISCELLANEOUS. This Option Agreement may not be changed or modified, either in whole or in part, except by initialing changes herein by the parties or by an agreement in writing signed by all parties hereto. When used in this instrument, unless the Option Agreement requires otherwise, words importing the masculine gender include the feminine and neuter, words importing the singular number include the plural, and words importing the plural number include the singular. It is mutually agreed by and between the parties hereto that the covenants and agreements herein contained shall extend to and be obligatory upon the heirs, legal representative, successors, and permitted assigns of the respective parties, and that time is of the essence of this Option Agreement. This Option Agreement shall be interpreted under the laws of the State of Nebraska. If Owner is a corporation or a partnership, the persons executing this Option Agreement for Owner warrant that they have authority to do so.

         EXECUTED as of the date first above written.

                                        OWNER:

                                        /s/ Don R. Holtzen
                                        ----------------------------------------
                                        Don R. Holtzen

                                        /s/ Beverly K. Holtzen
                                        ----------------------------------------
                                        Beverly K. Holtzen

                                        PURCHASER:

                                        Oregon Trail Ethanol Coalition. L.L.C.,
                                        a Nebraska limited liability company



                                        By: /s/ Mark L. Jagels
                                            ------------------------------------
                                            Mark L. Jagels, its Chairman

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                        NOTARIZATION OF OWNER SIGNATURE:

STATE OF NEBRASKA             )
                              ) ss.
COUNTY OF THAYER              )

         The foregoing instrument was acknowledged before me this 15th of May, 2002 by Don R. Holtzen and Beverly K. Holtzen as their voluntary act and deed.


          [STAMP]                                    /s/ Steven J. Riggert
                                                     ---------------------------
                                                           Notary Public

My commission expires: 11/23/04
                      ---------


                      NOTARIZATION OF PURCHASER SIGNATURE:

STATE OF NEBRASKA             )
                              ) ss.
COUNTY OF THAYER              )

         The foregoing instrument was acknowledged before me this 15th day of May, 2002 by Mark L. Jagels, Chairman of Oregon Trail Ethanol Coalition, L.L.C., a Nebraska limited liability company on behalf of the company.


          [STAMP]                                    /s/ Steven J. Riggert
                                                     ---------------------------
                                                           Notary Public

My commission expires: 11/23/04
                      ---------

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                                    Exhibit A

NW 1/4 of 21-4-4, Thayer County, commonly known as the land

between the Union Pacific railroad and Highway 4, consisting of approximately 60 acres, per the attached picture.

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